Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FIRST-QUARTER 2022 NET INCOME OF $8.3 BILLION ($2.63 PER SHARE)

FIRST-QUARTER 2022 RESULTS1

ROE 13% ROTCE[2] 16%	CET1 Capital Ratios[3] Std. 11.9% | Adv. 12.6%	Net payout LTM[4,5] 64%

Firmwide Metrics	■	Reported revenue of $30.7 billion; managed revenue of $31.6 billion[2]
	■	Credit costs of $1.5 billion included a $902 million net reserve build and $582 million of net charge-offs
	■	Average loans up 5%; average deposits up 13%
	■	$1.7 trillion of liquidity sources, including HQLA and unencumbered marketable securities[6]

CCB ROE 23%	■	Average deposits up 18%; client investment assets up 9%
	■	Average loans down 1% YoY and down 2% QoQ; Card net charge-off rate of 1.37%
	■	Debit and credit card sales volume[7] up 21%
	■	Active mobile customers[8] up 11%

CIB ROE 17%	■	#1 ranking for Global Investment Banking fees with 8.0% wallet share in 1Q22
	■	Total Markets revenue of $8.8 billion, down 3%, with Fixed Income Markets down 1% and Equity Markets down 7%

CB ROE 13%	■	Gross Investment Banking revenue of $729 million, down 35%
	■	Average loans up 2% YoY and up 2% QoQ; average deposits up 9%

AWM ROE 23%	■	Assets under management (AUM) of $3.0 trillion, up 4%
	■	Average loans up 14% YoY and 3% QoQ; average deposits up 39%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase generated a healthy $30 billion of revenue, $8.3 billion of earnings and an ROTCE of 16% in the first quarter after adding $902 million in credit reserves largely due to higher probabilities of downside risks. Lending strength continued with average firmwide loans up 5% while credit losses are still at historically low levels. We remain optimistic on the economy, at least for the short term – consumer and business balance sheets as well as consumer spending remain at healthy levels – but see significant geopolitical and economic challenges ahead due to high inflation, supply chain issues and the war in Ukraine.”

Dimon continued: “In Consumer & Community Banking, deposits were up 18% and client investment assets were up 9%, largely driven by positive net flows. Combined debit and credit card spend was up 21% as we continue to see a pick-up in credit card spending on travel and dining. Card loan balances were up 11% but remain below pre-pandemic levels. Auto loans were up 3% but the lack of vehicle supply continues to affect originations which were down 25%. In Home Lending, originations of $25 billion were down 37%, primarily due to the rising rate environment. In the Corporate & Investment Bank, we maintained our #1 ranking in Global Investment Banking although fees were down 31% due to lower equity and debt underwriting activity. Markets revenue was down 3% compared to a record first quarter last year. Commercial Banking loans were up 2% and we are seeing a pick-up in both new loan demand as well as revolver utilization. Asset & Wealth Management delivered strong results as we saw positive inflows into long-term products of $19 billion across all channels, as well as continued strong loan growth, up 14%, primarily driven by securities-based lending.”

Dimon added: “Our financial discipline, constant investment in innovation and ongoing development of our people are what enabled us to persevere in our steadfast dedication to help clients, communities and countries throughout the world even in difficult times. In the quarter, we extended credit and raised capital of $640 billion for large and small businesses, governments and U.S. consumers. Our longstanding capital hierarchy remains the same - first and foremost, to invest in and grow our market-leading businesses; second, to pay a sustainable competitive dividend; and then, to return any remaining excess capital to shareholders through stock buybacks.”

Dimon concluded: “Our focus this quarter remained on helping our clients navigate difficult markets and unpredictable events, which included working with governments to implement economic sanctions of unprecedented complexity. While our company will continue to deal with this global turmoil, our hearts go out to the extreme suffering of the Ukrainian people and to all of those affected by the war.”

SIGNIFICANT ITEMS
■    1Q22 results included:
■    $902 million net credit reserve build Firmwide ($0.23 decrease in earnings per share (EPS))
■    $524 million of losses within Credit Adjustments & Other in CIB driven by funding spread widening as well as credit valuation adjustments relating to both increases in commodities exposures and markdowns of derivatives receivables from Russia-associated counterparties ($0.13 decrease in EPS)
CAPITAL DISTRIBUTED
■    Common dividend of $3.0 billion, or $1.00 per share
■    $1.7 billion of common stock net repurchases in 1Q225
■    The Firm’s Board of Directors has authorized a new common equity share repurchase program of $30 billion, effective May 1, 20225
FORTRESS PRINCIPLES
■    Book value per share of $86.16, up 5%; tangible book value per share2 of $69.58, up 5%
■    Basel III common equity Tier 1 capital3 of $208 billion and Standardized ratio3 of 11.9%; Advanced ratio3 of 12.6%
■    Firm supplementary leverage ratio of 5.2%

OPERATING LEVERAGE
■    1Q22 expense of $19.2 billion; reported overhead ratio of 62%; managed overhead ratio2 of 61%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $640 billion of credit and capital9 raised in 1Q22
■    $69 billion of credit for consumers
■    $8 billion of credit for U.S. small businesses
■    $265 billion of credit for corporations
■    $282 billion of capital raised for corporate clients and non-U.S. government entities
■    $16 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479
Note: Totals may not sum due to rounding
[1]Percentage comparisons noted in the bullet points are for the first quarter of 2022 versus the prior-year first quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2022 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				4Q21		1Q21
($ millions, except per share data)	1Q22	4Q21	1Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$30,717	$29,257	$32,266	$1,460	5%	$(1,549)	(5)%
Net revenue - managed	31,590	30,349	33,119	1,241	4	(1,529)	(5)
Noninterest expense	19,191	17,888	18,725	1,303	7	466	2
Provision for credit losses	1,463	(1,288)	(4,156)	2,751	NM	5,619	NM
Net income	$8,282	$10,399	$14,300	$(2,117)	(20)%	$(6,018)	(42)%
Earnings per share - diluted	$2.63	$3.33	$4.50	$(0.70)	(21)%	$(1.87)	(42)%
Return on common equity	13%	16%	23%
Return on tangible common equity	16	19	29
Discussion of Results:
Net income was $8.3 billion, down 42%, predominantly driven by a net credit reserve build of $902 million compared to a net credit reserve release of $5.2 billion in the prior year.
Net revenue was $31.6 billion, down 5%. Net interest income (NII) was $14.0 billion, up 7%. NII excluding Markets2 was $11.8 billion, up 9%, predominantly driven by balance sheet growth and higher rates, partially offset by lower NII associated with PPP loans. Noninterest revenue was $17.6 billion, down 12%, driven by lower Investment Banking fees, losses on legacy equity investments compared to gains in the prior year and $394 million of net investment securities losses in Corporate, and lower net production revenue in Home Lending. The decrease also reflects a loss in Credit Adjustments & Other in CIB related to funding spread widening as well as credit valuation adjustments relating to both increases in commodities exposures and markdowns of derivatives receivables from Russia-associated counterparties.
Noninterest expense was $19.2 billion, up 2%, predominantly driven by investments and structural expense, largely offset by lower volume- and revenue-related expense, including revenue-related compensation in CIB. The prior year expense included a $550 million contribution to the Firm’s Foundation.
The provision for credit losses was $1.5 billion, reflecting a net reserve build of $902 million driven by increasing the probability of downside risks due to high inflation and the war in Ukraine, as well as accounting for Russia-associated exposure in CIB and AWM, and $582 million of net charge-offs. The net reserve build in the current year was comprised of $776 million in Wholesale, including $426 million in CIB, and $127 million in Consumer. Net charge-offs of $582 million were down $475 million, driven by Card. The prior year provision was a net benefit of $4.2 billion, reflecting a net reserve release of $5.2 billion and $1.1 billion of net charge-offs.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q21		1Q21
($ millions)	1Q22	4Q21	1Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,229	$12,275	$12,517	$(46)	—%	$(288)	(2)%
Consumer & Business Banking	6,062	6,172	5,635	(110)	(2)	427	8
Home Lending	1,169	1,084	1,458	85	8	(289)	(20)
Card & Auto	4,998	5,019	5,424	(21)	—	(426)	(8)
Noninterest expense	7,720	7,754	7,202	(34)	—	518	7
Provision for credit losses	678	(1,060)	(3,602)	1,738	NM	4,280	NM
Net income	$2,895	$4,147	$6,787	$(1,252)	(30)%	$(3,892)	(57)%
Discussion of Results10:
Net income was $2.9 billion, down 57%, reflecting the absence of the net credit reserve release recorded in the prior year. Net revenue was $12.2 billion, down 2%.
Consumer & Business Banking net revenue was $6.1 billion, up 8%, predominantly driven by growth in deposits and client investment assets, partially offset by deposit margin compression. Home Lending net revenue was $1.2 billion, down 20%, predominantly driven by lower production revenue from lower margins and volume, largely offset by higher net mortgage servicing revenue. Card & Auto net revenue was $5.0 billion, down 8%, on strong new Card account originations leading to higher acquisition costs and lower Auto operating lease income, partially offset by higher Card net interest income on higher revolving balances.
Noninterest expense was $7.7 billion, up 7%, driven by higher investments and structural expense, partially offset by lower volume- and revenue-related expense, primarily auto lease depreciation.
The provision for credit losses was $678 million, reflecting net charge-offs of $553 million, down $470 million, driven by Card. The prior year provision reflected a $4.6 billion reserve release.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q21		1Q21
($ millions)	1Q22	4Q21	1Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,529	$11,534	$14,605	$1,995	17%	$(1,076)	(7)%
Banking	4,232	5,270	4,508	(1,038)	(20)	(276)	(6)
Markets & Securities Services	9,297	6,264	10,097	3,033	48	(800)	(8)
Noninterest expense	7,298	5,827	7,104	1,471	25	194	3
Provision for credit losses	445	(126)	(331)	571	NM	776	NM
Net income	$4,385	$4,543	$5,924	$(158)	(3)%	$(1,539)	(26)%
Discussion of Results10:
Net income was $4.4 billion, down 26%, with net revenue of $13.5 billion, down 7%.
Banking revenue was $4.2 billion, down 6%. Investment Banking revenue was $2.1 billion, down 28%, driven by lower Investment Banking fees, down 31%, reflecting lower equity and debt underwriting fees. Payments revenue was $1.9 billion, up 33% and included net gains on equity investments. Excluding these net gains, revenue was up 9%, predominantly driven by higher fees, deposits and interest rates. Lending revenue was $321 million, up 21%, predominantly driven by mark-to-market gains on hedges of accrual loans compared to losses in the prior year.
Markets & Securities Services revenue was $9.3 billion, down 8%. Markets revenue was $8.8 billion, down 3%. Fixed Income Markets revenue was $5.7 billion, down 1%, driven by lower performance in Securitized Products, predominantly offset by higher revenue in Currencies & Emerging Markets on elevated client activity in a volatile market. Equity Markets revenue was $3.1 billion, down 7%, driven by lower revenue in derivatives and Cash Equities compared to a strong prior year. Securities Services revenue was $1.1 billion, up 2%, driven by higher rates and fees. Credit Adjustments & Other was a loss of $524 million, driven by funding spread widening as well as credit valuation adjustments relating to both increases in commodities exposures and markdowns of derivatives receivables from Russia-associated counterparties.
Noninterest expense was $7.3 billion, up 3%, driven by higher structural expense, investments in the business and legal expense, largely offset by lower volume- and revenue-related expense including revenue-related compensation.
The provision for credit losses was $445 million, reflecting a net reserve build. The prior year provision was a net benefit of $331 million, reflecting a net reserve release.

COMMERCIAL BANKING (CB)

Results for CB				4Q21		1Q21
($ millions)	1Q22	4Q21	1Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,398	$2,612	$2,393	$(214)	(8)%	$5	—%
Noninterest expense	1,129	1,059	969	70	7	160	17
Provision for credit losses	157	(89)	(118)	246	NM	275	NM
Net income	$850	$1,234	$1,181	$(384)	(31)%	$(331)	(28)%
Discussion of Results10:
Net income was $850 million, down 28%, largely driven by credit reserve builds compared to reserve releases in the prior year.
Net revenue was $2.4 billion, flat compared to the prior year, as higher payments revenue and deposits were largely offset by lower investment banking revenue.
Noninterest expense was $1.1 billion, up 17%, largely driven by investments in the business and higher volume- and revenue-related expense, including compensation.
The provision for credit losses was $157 million, reflecting a net reserve build.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q21		1Q21
($ millions)	1Q22	4Q21	1Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,315	$4,473	$4,077	$(158)	(4)%	$238	6%
Noninterest expense	2,860	2,997	2,574	(137)	(5)	286	11
Provision for credit losses	154	(36)	(121)	190	NM	275	NM
Net income	$1,008	$1,125	$1,260	$(117)	(10)%	$(252)	(20)%
Discussion of Results10:
Net income was $1.0 billion, down 20%.
Net revenue was $4.3 billion, up 6%, predominantly driven by growth in deposits and loans, as well as higher management and performance fees, partially offset by deposit margin compression and the absence of net valuation gains recorded in the prior year.
Noninterest expense was $2.9 billion, up 11%, predominantly driven by higher structural expense and investments in the business, including compensation, and higher volume- and revenue-related expense, including distribution fees.
The provision for credit losses was $154 million reflecting a net reserve build. The prior year provision was a net benefit of $121 million, reflecting a net reserve release.
Assets under management were $3.0 trillion, up 4%, predominantly driven by cumulative net inflows.

CORPORATE

Results for Corporate				4Q21		1Q21
($ millions)	1Q22	4Q21	1Q21	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(881)	$(545)	$(473)	$(336)	(62)%	$(408)	(86)%
Noninterest expense	184	251	876	(67)	(27)	(692)	(79)
Provision for credit losses	29	23	16	6	26	13	81
Net income/(loss)	$(856)	$(650)	$(852)	$(206)	(32)%	$(4)	—%
Discussion of Results10:
Net loss was $856 million, compared with a net loss of $852 million in the prior year.
Net revenue was a loss of $881 million compared with a loss of $473 million in the prior year. Net interest income was a loss of $536 million compared with a loss of $855 million in the prior year, with the increase due to the impact of higher rates. Noninterest revenue was a loss of $345 million compared with revenue of $382 million in the prior year. The current quarter included losses on legacy equity investments compared to gains in the prior year and $394 million of net investment securities losses.
Noninterest expense was $184 million, down $692 million, largely driven by the absence of the contribution to the Firm’s Foundation in the prior year.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $86.16, $88.07 and $82.31 at March 31, 2022, December 31, 2021, and March 31, 2021, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 28 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2021 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

3. Estimated. Reflects the relief provided by the Federal Reserve Board in response to the COVID-19 pandemic, including the Current Expected Credit Losses (“CECL”) capital transition provisions which expired on December 31, 2021. Effective January 1, 2022, the $2.9 billion CECL capital benefit recognized as of December 31, 2021 will be phased out at 25% per year over a three-year period. As of March 31, 2022, CET1 capital reflected the remaining 75%, or $2.2 billion, benefit associated with the CECL capital transition provisions. Refer to Capital Risk Management on pages 86-96 of the Firm’s 2021 Form 10-K for additional information.
4. Last twelve months (“LTM”).
5.Includes the net impact of employee issuances. The authorization to repurchase common equity will be utilized at management’s discretion, and the timing of repurchases and the exact amount of common equity that may be repurchased under the new authorization will be subject to various considerations.

6.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average eligible HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 97-104 of the Firm’s 2021 Form 10-K for additional information.
7.Excludes Commercial Card.
8.Users of all mobile platforms who have logged in within the past 90 days.
9.Credit provided to clients represents new and renewed credit, including loans and commitments.
10.In the first quarter of 2022, the Firm changed its methodology for allocating income taxes to the LOBs, with no impact to Firmwide net income. Prior period amounts have been revised to conform with the current presentation.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.0 trillion in assets and $285.9 billion in stockholders’ equity as of March 31, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S. and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 13, 2022, at 8:30 a.m. (Eastern) to present first quarter 2022 financial results. The general public can access the call by dialing (866) 659-9159 in the U.S. and Canada, or (617) 399-5172 for international participants; use passcode 26483228#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (Eastern) on April 13, 2022, through 11:59 p.m. on April 27, 2022, by telephone at (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international); use passcode 82891322#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.